ASSET PURCHASE AND SALE AGREEMENT



         THIS ASSET PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this 24th day of June, 1998, by and between AP Sales, Inc., a/k/a Quest Corp., a Colorado corporation (hereinafter referred to as the "Buyer"), 4096 West Union Avenue, Denver, Colorado 80236, and PACT Communication Group, Inc., a Florida corporation (hereinafter referred to as the "Seller"), 2740 East Oakland Park Boulevard, Suites #206/208, Fort Lauderdale, Florida 33306.


                                    RECITALS:

         A. WHEREAS, the Seller, a privately-held Florida corporation, conducts business, primarily, as a provider of Internet system and network management solutions for enterprises with mission-critical Internet operations, including server hosting, Internet connectivity, collaborative management and Internet technology services.

         B. WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase, acquire and receive from the Seller, certain assets of the Seller in exchange therefor of the consideration described in Article IV below, on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants, agreements, representations and warranties set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                   ARTICLE I
                               PURCHASE AND SALE

         Subject to the terms and conditions set forth in the Agreement, the Seller hereby agrees to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and receive from the Seller, on the Closing Date, as defined in Article XII hereof, good, marketable and indefeasible title to certain of the Seller's assets, as defined in Article II hereof, free and clear of all security interests, liens, pledges, restrictions, charges and encumbrances whatsoever.



                                   ARTICLE II
                                     ASSETS

         A. The assets to be sold, assigned, transferred, conveyed and delivered to the Buyer shall include the following:

         1. All items of inventory, equipment and furniture listed in that certain document comprised of six pages (including the cover page) titled "Inventory of Assets" which is attached hereto as Exhibit A and incorporated herein by this reference, including the following:

               a.   "Office Internal Network PC's" (items 1 through 7)

               b. "Pact Communication Group Hosting Servers" (items 1 through 12).

               c.   "Misc. Items Shared With Or Used By Above Computers"
                    (32 items).

               d.   "Pact Communication Group Licensed (sic) Software"
                    (19 items).

         2. That certain Contract Service Arrangement Agreement, Case Number SE98-0365-01, dated February 26, 1998, between BellSouth Telecommunications, Inc. ("BellSouth"), a Georgia corporation, and Pact and Associates, Inc. (now the Company); that certain Agreement between BellSouth and the Company dated February 26, 1998, providing that BellSouth will provide BellSouth Primary Rate ISDN "PRI" to the Company for variable rate periods of 24 to 72 months; that certain Agreement For Alternative Network Service Arrangement (ANSA) for ISDN Individual Line Service or Primary Rate ISDN Service; that certain Channel Services Payment Plan Agreement between BellSouth and the Company providing for BellSouth to provide T1--hicap service during the period of 36 months commencing April 16, 1998; and an OC-3+ SMARTRing with the capability of up to 622 Mbps and a 45 mb access to the Internet cloud.

         3. That certain Internet Administration (sic) Agreement dated March 17, 1998, between WorldPass Communications Corporation ("WPPC") and the Company granting to the Company the exclusive right to provide Internet services to WPCC's present and future Internet customers in Monroe, Miami-Dade, Broward and Palm Beach County, Florida, and the right of first refusal to provide Internet services to customers of WPCC in other areas upon the terms and conditions set forth therein.

         4. Employment Agreements as follows:

         a. Employment Agreement dated March 20, 1998, between Mr. Camilo Pereira and the Company providing for the employment of Mr. Pereira as Chief Executive Officer for a period of five (5) years from March 20, 1998, through March 19, 2003, at a base salary of $125,000 per annum.

         b. Employment Agreement dated June 1, 1998, between Mr. George
Elia and the Company providing for the employment of Mr. Elia as Vice President of Business Development and Investor Relation (sic) for a period of five (5) years from June 1, 1998, through May 31, 2003, at a base salary of $48,000 per annum.

         c. Employment Agreement dated June 1, 1998, between Mr. Anthony N. Dean and the Company providing for the employment of Mr. Dean as Vice President of Network Administration for a period of five (5) years from June 1, 1998, through May 31, 2003, at a base salary of $30,000 per annum.

          5. Lease Agreements, as follows:

          a. Business Lease Agreement dated September 2, 1997, (the "Lease"), between E. Square Partners and P.A.C.T. and Associates, Inc. (now the Company), providing for the rental of Space 208, 2740 East Oakland Park Boulevard, Ft. Lauderdale, Florida 33306, for a term of five (5) years from September 15, 1997, through September 14, 2002, for total rental $98,849.76 during each of the five years during the term of the Lease at a rate of $583, $612.15, $642.77, $674.91 and $708.66 per month, respectively.

         b. Business Lease Agreement dated December 23, 1997, between E. Square Partners and P.A.C.T. and Associates, Inc. (now the Company), providing for the rental of Space 206, 2740 East Oakland Park Boulevard, Ft. Lauderdale, Florida 33306, on a month-to-month basis commencing December 1, 1997, at a rate of $600 per month.

         6. Company Owned Residential Installation and Monitoring Agreement dated May 15, 1998, between Security Link from Ameritech and the Company providing for security system installation and monitoring services at 2740 East Oakland Park Boulevard, Suites 206 and 208.

         7. Such other tangible assets of Seller as are mutually agreeable to the parties.

These assets (hereinafter, collectively, referred to as the "Assets") shall be delivered to the Buyer on the Closing Date.

         B. Other than as stated herein, all other properties and assets of the Seller shall be retained by the Seller and shall not be sold, assigned or transferred to the Buyer. Such properties and assets shall be held by the Seller and be available for distribution to the Seller's shareholders, and may be used by the Seller to satisfy its obligations and liabilities to the extent thereof.

                                  ARTICLE III
                          RELATIONSHIP OF THE PARTIES
                          ---------------------------

         Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the Buyer is only purchasing the Assets for purposes of conducting the Buyer's business activities and is not continuing or assuming the Internet system and network management services business of the Seller or assuming any liability or liabilities of the Seller arising from or in connection with the Seller's business, nor commencing a merger or other consolidation with the Seller. This Agreement is one of purchase and sale of the Assets only, and does not and shall not be deemed to create a partnership, joint venture or other agency relationship between the parties, or result in a merger, de facto merger or any other type of combination of the Seller with or into the Buyer.



                                   ARTICLE IV
                                 PURCHASE PRICE
                                 --------------

         The total purchase price for the Assets shall be 2,000,000 newly-issued, restricted shares of common stock, no par value per share (hereinafter referred to as the "Common Stock"), of the Buyer deliverable by the Buyer to the Seller on the Closing Date. The Seller and the Buyer agree that this Agreement is indivisible and may not be fractionalized even though separate considerations may be stated for the Assets. The Seller and the Buyer agree that they will prepare a schedule allocating the purchase price among the Assets transferred; which schedule shall become Exhibit B attached to and incorporated in this Agreement by this reference.



                                   ARTICLE V
                             TAXES AND ASSESSMENTS
                             ---------------------

         The Seller shall be responsible for and pay real and personal property taxes and assessments in connection with the Assets for the period prior to the Closing Date. The Buyer shall be responsible for and pay all real and personal property taxes and assessments in connection with the Assets for the period on and after the Closing Date.



                                   ARTICLE VI
                          NO ASSUMPTION OF LIABILITIES
                          ----------------------------

         The Buyer shall assume no debts, liabilities or obligations of the Seller arising with respect to periods prior to or subsequent to the Closing Date. Anything herein to the contrary notwithstanding, the Seller hereby agrees to retain and discharge, and to indemnify and hold the Buyer harmless from and against, any and all debts, liabilities and obligations of the Seller, whenever arising.

                                  ARTICLE VII
                          THE SELLER'S REPRESENTATIONS
                          ----------------------------

         The Seller represents, warrants, covenants and agrees that:

         A. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to transact business as a corporation in the State of Florida. The Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now and where being conducted.

         B. The execution and delivery of this Agreement by the Seller has been duly and validly authorized and approved by all necessary action of the Seller. The Seller has full corporate power and authority and the legal right to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         C. On the Closing Date, the Seller shall have full legal power, right and authority to sell and convey to the Buyer legal and beneficial title to the Assets and the Seller's sale to the Buyer shall transfer good, marketable and indefeasible title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances except for liens for taxes and other governmental charges not yet due and payable. At the Closing Date, the Assets, as applicable, shall be in good working order and repair in all material respects.

         D. The Seller has all licenses, permits, operating authorizations and other agreements and approvals from governmental authorities necessary to own and operate the Seller's business lawfully and in the manner in which it is now operated by the Seller. The Seller has not received notice of any violation of or default under, and is in substantial compliance in all material respects with, each such license, permit, operating authorization or approval from governmental authorities.

         E. The Seller's business has been operated in substantial compliance with all applicable local, state and Federal laws.

         F. The execution, delivery and performance of this Agreement by the Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which the Seller is a party or by which the Seller or the Assets are bound. The execution, delivery and performance of this Agreement will not result in the creation of any security interest, lien, pledge, charge, or encumbrance upon the Assets or the Seller.

         G. There is no outstanding judgment against the Seller and there is no litigation, arbitration, proceeding or investigation pending, or, to the Seller's knowledge, threatened against the Seller relating to or affecting the Assets, the Seller or the transactions contemplated by this Agreement, or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. The Seller warrants and represents that there is no litigation matter or arbitration claim or demand for money damages which exists or may exist as of the Closing Date. There are no proceedings pending to which the Seller is a party or, to the Seller's knowledge, are threatened, nor any demands by any governmental agency or other party, to terminate, modify or materially and adversely change the terms and conditions of the Seller's rights with respect to the Assets.

         H. The Seller is not a party to any collective bargaining agreement, pension, profit sharing, retirement, deferred compensation or bonus or stock purchase plan relating to the Seller's employees for which the Buyer shall have any obligation or liability. There are no disputes or controversies pending or, to the Seller's knowledge, threatened with or by any employees of the Seller which would materially and adversely affect any of the Assets. The Seller does not have in effect or have any obligation to establish or contribute to, any plan, fund or program covered by the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), for which the Buyer shall have any obligation or liability.

         I. The Seller has paid all taxes, assessments, governmental charges and penalties due and payable by it, and there are no suits, actions, claims, investigations, inquiries or proceedings pending or, to the Seller's knowledge, threatened against the Seller in respect of any taxes, assessments, governmental charges or penalties.

         J. The Buyer has good and marketable title to all of its properties and assets, real and personal, except as since sold or otherwise disposed of in the ordinary course of business, and the Buyer's properties and assets are subject to no mortgage, pledge, lien or encumbrance with respect to which no default exists as of the date hereof and as of the Closing. The Seller will have no continuing business after this transaction, and shall make adequate provision for payment of any liabilities of the Seller arising prior to or after the Closing date.

         K. No representation or warranty by the Seller, or any statement or certificate furnished by the Seller to the Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         The Seller acknowledges that the Buyer is relying upon the above representations, warranties and agreements in entering into this Agreement and proceeding to Closing.



                                  Article VIII
                          THE BUYER'S REPRESENTATIONS
                          ---------------------------

         The Buyer hereby represents, warrants, covenants and agrees that:

         A. The Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to transact business as a corporation in the State of Colorado. The Buyer is qualified to transact business as a foreign entity in all states in which the nature of its business or the character or ownership of its properties make such licensing, registration or qualification necessary.

         B. The execution and delivery of this Agreement by the Buyer has been duly and validly authorized and approved by all necessary action of the Buyer. The Buyer has full corporate power and authority and the legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         C. The Buyer has all licenses, permits, operating authorizations and other agreements and approvals from governmental authorities necessary to own and operate the Buyer's business lawfully and in the manner in which it is now operated by the Buyer. The Buyer has not received notice of any violation of or default under, and is in substantial compliance in all material respects with, each such license, permit, operating authorization or approval from governmental authorities.

         D. The Buyer's business has been operated in substantial compliance with all applicable local, state and Federal laws.

         E. The execution, delivery and performance of this Agreement by the Buyer will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which the Buyer is a party or by which the Buyer is bound.

         F. There is no outstanding judgment against the Buyer and there is no litigation, arbitration, proceeding or investigation pending, or, to the Buyer's knowledge, threatened against the Buyer or relating to or affecting the Buyer's business operations or affairs, the Buyer or the transactions contemplated by this Agreement, or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. The Buyer warrants and represents that there is no litigation matter or arbitration claim or demand for money damages which exists or may exist as of the date of the Closing.

         G. The Buyer is not in default under any employment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation or bonus or stock purchase plan relating to the Buyer's employees. The Buyer does not have in effect or have any obligation to establish or contribute to, any plan, fund or program covered by ERISA, for which the Buyer shall have any obligation or liability. There are no disputes or controversies pending or, to the Buyer's knowledge, threatened with or by any employees of the Buyer which would materially and adversely affect the Buyer's business.


         H. The Buyer has paid all taxes, assessments, governmental charges and penalties due and payable by it, and there are no suits, actions, claims, investigations, inquiries or proceedings pending or, to the Buyer's knowledge, threatened against the Buyer in respect of any taxes, assessments, governmental charges or penalties.

         I. No representation or warranty of the Buyer, or any statement or certificate furnished by the Buyer to the Seller hereunder or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IX
               THE SELLER'S AND THE BUYER'S AFFIRMATIVE COVENANTS
               --------------------------------------------------

         A. The Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date:

         1. The Seller shall give the Buyer and its representatives access during normal business hours to the properties comprising the Assets and to the relevant books and records of the Seller concerning the Assets, and furnish the Buyer with such relevant information concerning the Assets as the Buyer may reasonably request. The Buyer agrees not to disturb the normal operations of the Seller and further agrees that any and all information received from the Seller shall be treated as confidential.

         2. The Seller shall conduct its business only in the ordinary course and shall use its reasonable efforts to preserve intact its assets, properties and business, including, but not limited to, maintaining in effect the casualty and liability insurance on the Assets heretofore in force, and in complying with applicable Federal, state and local laws, rules and regulations and pertinent provisions of all contracts, licenses and other agreements to which it is a party or is otherwise bound. The Seller shall make adequate provision for payment of its liabilities arising prior to or after the Closing Date for which liabilities the Buyer shall have no responsibility or liability.

         3. The Assets shall not be sold, transferred, conveyed or otherwise disposed of without the prior written consent of the Buyer.

         B. The Seller shall provide to the Buyer its files of correspondence, lists, records and reports concerning customers and prospective customers of the Seller, and all dealings with Federal, state and local regulatory agencies in connection with the business of the Seller.

         C. Each party hereto will keep confidential any financial or other confidential information obtained from the other party in connection with the transaction contemplated by this Agreement except for such disclosure as may be necessary in the consummation hereof, including any necessary disclosure by the Buyer to its investors or lenders. In the event the Agreement is terminated and purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with this transaction.

                                   ARTICLE X
            CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS TO CLOSE
            --------------------------------------------------------

         The obligations of the Buyer under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         A. All of the representations and warranties by the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and shall survive the Closing Date for a period of six (6) months. The Seller shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have been furnished with a certificate of the President or any Vice President of the Seller, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         B. The Seller shall have delivered a copy, certified by the Secretary of the Seller, of the resolution(s) adopted by the Board of Directors and the shareholders of the Seller and authorizing the execution, delivery and performance of this Agreement on behalf of the Seller and the consummation of the transactions contemplated hereby.

         C. There shall not have been instituted by any creditor of the Seller or other third party any suit or proceedings to restrain or invalidate this transaction or seeking damages from or to impose obligations upon the Buyer which, in the Buyer's judgment, reasonably exercised, would involve expense or lapse of time that would be materially adverse to the Buyer's interest.

         D. There shall not have been suffered (after the date hereof) any casualty or loss, whether or not covered by insurance, which materially and adversely affects the Assets; provided that if the Buyer elects to waive such condition to its obligations under this Agreement, the provisions of Article XV hereof shall be applicable to the insurance proceeds and other rights against third parties, if any, resulting from such casualty or loss.



                                   ARTICLE XI
            CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE
            --------------------------------------------------------

         The obligations of the Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         A. All of the representations and warranties by the Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and shall survive the Closing Date for a period of six (6) months. The Buyer shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date. The Seller shall have been furnished with a certificate of the President or any Vice President of the Buyer, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         B. The Buyer shall have delivered a copy, certified by the Secretary of the Seller, of the resolution adopted by the Board of Directors of the Buyer and authorizing the execution, delivery and performance of this Agreement on behalf of the Buyer and the consummation of the transactions contemplated hereby.

         C. The Buyer shall have delivered the purchase price in accordance with
Article IV hereof.

         D. There shall not have occurred any material adverse change in the operations, assets, liabilities, business, results of operation, condition (financial or otherwise) or prospects of the Buyer, or any event or circumstance which materially and adversely affects or may affect the operation, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Buyer.



                                  ARTICLE XII
                                    CLOSING
                                    -------

         The closing hereunder (hereinafter referred to as the "Closing") shall be held in the offices of the Seller, 2740 East Oakland Park Boulevard, Suites #206/208, Fort Lauderdale, Florida 33306, on June 26, 1998 (hereinafter referred to as the "Closing Date"), or on such other date and at such other place as the parties hereto shall mutually agree. At the Closing, all deeds, bills of sale, certificates of title, assignments and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

         A. At the Closing, the Buyer shall receive from the Seller the following:

         1. A Bill of Sale and assignments or certificates of title for the Assets as described in Article II, section A;

         2. Resolution of the Board of Directors of the Buyer as described in
Article X, section B, hereof;

         3. The Certificate of the Seller's President certifying to the matters set forth in Article X, section A, hereof; and

         4. The Subscription Agreement/Investment Letter in the form attached hereto as Exhibit C and incorporated herein by this reference.

         B. At the Closing, the Seller shall receive from the Buyer the following:

         1. Stock certificate of the Buyer in the name of the Seller as provided in Article IV;

         2. Resolution of the Board of Directors and the shareholders of the Seller as described in Article XI, section B, hereof; and

         3. The Certificate of the Buyer's President certifying to the matters set forth in Article XI, section A, hereof.

         C. The Seller and the Buyer shall provide the other with such other documents as, in the reasonable judgment of either of them or their respective counsels, may be material to the Closing of the transactions contemplated by this Agreement.



                                  ARTICLE XIII
                               TERMINATION RIGHTS
                               ------------------

         This Agreement may be terminated by either the Buyer or the Seller, if the terminating party is not then in breach of any material provision of this Agreement, upon written notice to the other party, upon the occurrence of any of the following:

         A. If, on the Closing Date, any of the conditions precedent to the obligations of the parties set forth in this Agreement have not been materially satisfied by the responsible party or waived in writing by the other party for whose benefit the condition is imposed.

         B. If the Closing does not occur on or before July 31, 1998.

(i) Upon termination, if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall have no further liability to each other, (ii) if the Seller shall be in breach of any material provision of this Agreement, the Buyer shall be entitled to such rights and remedies provided in this Agreement or in any agreement executed in connection with this Agreement or at law or in equity, or (iii) if the Buyer shall be in breach of any material provision of this Agreement, the Seller shall be entitled to such rights and remedies provided in this Agreement or in any agreement executed in connection with this Agreement or at law or in equity.



                                  ARTICLE XIV
                                   BROKERAGE
                                   ---------


     Each party hereto represents and warrants to the other party that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which any party will have any liability. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Article XIV.



                                   ARTICLE XV
                                CASUALTY LOSSES
                                ---------------


     In addition to any other remedy the Buyer may have hereunder, in the event that there shall have been suffered between the date hereof and the Closing Date any casualty or loss relating to Assets which does not materially and adversely affect the business of the Seller, then at the Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty or loss shall (to the extent assignable) be separately assigned by the Seller to the Buyer, for its own account and benefit, in the name of the Seller.



                                  ARTICLE XVI
                                   INDEMNITY
                                   ---------


         A. Notwithstanding the Closing, the Seller agrees to indemnify and to hold the Buyer harmless from and against and in respect of any losses incurred by the Buyer and from:

         1. All actual or purported liabilities and obligations of the Seller, and all claims and demands made in respect thereof whether or not known or asserted at or prior to the Closing Date relating to, or arising from, ownership, operation or control of the Assets at or prior to Closing, the conduct of the business of the Seller or any other state of facts which existed at or prior to the Closing Date;

         2. Any damage or deficiency resulting from any misrepresentations, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Seller under this Agreement, or from any misrepresentation in or omission from any exhibit or other instrument furnished or to be furnished to the Buyer hereunder; and

         3. Any claims made by creditors or customers of the Seller relating to the ownership or operation of the Seller's business not expressly assumed hereunder.

         B. Notwithstanding the indemnities provided in Article XVI, section A, the Buyer shall be responsible for and pay all costs and expenses incurred by the Buyer attendant to efforts to dismiss or remove it from any action, claim or controversy prior to any trial or hearing on the matter, whether by motion to dismiss, motion for summary judgment or other similar motion, on the basis that the Buyer is not a successor in liability to the claims against or debts of the Seller. The Seller's indemnity as provided in Article XVI, section A, shall be for any costs or expenses beyond such motion to remove the Buyer from such action, and for the amount of any judgment or award rendered against the Buyer. Such indemnity shall be paid directly by the Seller.

         C. In the event that the Buyer does not succeed in being dismissed from an action as provided in Article XVI, section B, the Buyer shall appoint a two person litigation committee to oversee the conduct of any hearing or trial on the matter. Such committee shall consist of two members of the Buyer's Board of Directors. Decisions concerning any such action, including settlement of the claim or controversy, shall be made by the litigation committee. If no decision can be reached, the members will agree to designate a third party to make such decision.

         D. Notwithstanding the Closing, the Buyer agrees to indemnify and to hold the Seller harmless from and against and in respect of any losses incurred by the Seller from:

         1. Any and all damages, costs, claims and expenses arising by reason of the Buyer's failure to perform and discharge all of the liabilities and obligations of the Seller expressly assumed by the Buyer under Article VI of this Agreement; and

         2. Any damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of the Buyer under this Agreement, or from misrepresentaiton in or omission from any exhibit or other instrument furnished or to be furnished to the Seller hereunder.



                                 ARTICLE XVII
                                NON-COMPETITION
                                ---------------

     For a period of three (3) years from the Closing Date, the Seller hereby agrees not to engage in the business of providing Internet system and network management solutions, including server hosting, Internet connectivity, collaborative management and Internet technology services, and any other business in which it is engaged on the date of this Agreement.



                                 ARTICLE XVIII
                                 MISCELLANEOUS
                                 -------------

         A. From time to time after the Closing Date, the Seller shall, if requested by the Buyer, make, execute and deliver to the Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to the Buyer all of the Seller's right, title and interest in and to the Assets covered by this Agreement.

         B. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

               1.   If to the Buyer, to:

                    AP Sales, Inc. a/k/a Quest Corp.
                    4096 West Union Avenue
                    Denver, Colorado 80236

                    Attn:  Mr. Andrew N. Peterie, Sr., President

                    With a copy to:

                    Cudd & Associates
                    Attorneys at Law
                    1120 Lincoln Street, Suite #1310
                    Denver, Colorado 80203

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


               2.   If to the Seller:

                    PACT Communications Group, Inc.
                    2740 East Oakland Park Boulevard, Suites #206/208 Fort Lauderdale, Florida 33306

Notices delivered personally shall be effective upon delivery. Notices transmitted by facsimile shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

         C. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         D. The Seller and the Buyer shall each bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions hereby.

         E. Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and rights acquired by the Buyer under this Agreement shall be paid by the Buyer.

         F. From and after the Closing, the Buyer shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Seller any checks or drafts received on account of any such items.

         G. This Agreement and the exhibits attached hereto contain the entire agreement among the parties and supersede all prior agreements, understandings and writings among the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

         H. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

         I. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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

         J. This Agreement shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Colorado without regard to the principles of conflict of law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

BUYER:                                 SELLER:

AP SALES, INC.                         PACT COMMUNICATION GROUP, INC.




By:/s/Andrew N. Peterie                By:/s/ Camilo Pereira
-----------------------                ---------------------
   Andrew N. Peterie, Sr. President       Camilo Pereira, President


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